Exhibit 11.01

CODE OF ETHICS SADIA

Sadia is characterized by the acknowledging of its brand and by the quality of its products and services, which are key factors in its capability of competing and generating superior results.

We are present in several countries and, for our company to get better results, this acknowledging must be preserved and strengthened; for this, the manner in which each person behaves is fundamental for us to be increasingly respected in Brazil and abroad.

Sadia’ s Culture is the result of the behavior of each and everyone of us

To know and practice Sadia’s Code of Ethics is fundamental to guarantee Sadia’s Culture.

The Sadia Culture is the way we make things around here.

The values from Sadia culture:

1.     We have big dreams, we are all moving in the same direction and we will make things happen.

2.     The Sadia People: we have and retain the most talented people

3.     In this company everyone acts like an entrepreneur

4.     Our customers are the reason we are in business

5.     We focus on profits. Processes are the means to that end

6.     We are objective. We go further because we make things simple

7.     We innovate and believe in change management

8.     We always seek to have a healthy environment

9.     We are upright, honest and ethical

Sadia’s Code of Ethics is our commitment to defend that in which we believe, following a posture that is responsible, ethical, transparent, and of mutual respect.

It is applicable to ALL Sadia’s Group employees (blue collar and administrative), in Brazil or abroad, and its precepts are extensive to its suppliers of goods, services, and materials, its business partners, integrated producers, clients and other involved parties and/or interested in our business.

Here you will find the main ethical behaviors that must guide your daily routine and your relationships within the company. Understand, practice and multiply these principles. We count on you!

A good relationship is the key for our success.

To preserve this good relationship, in the work environment as well as with clients and consumers, shareholders, investors, market analysts, suppliers, service providers, business partners, and unions, it is important that we respect their integrity, expectations, and privacy, obeying the legislation, norms, internal and external regulations in all its instances.

I — About our relationships

1. In the work environment:

The relationships in Sadia’s work environment are aligned with the values of the company, collective agreements, and applicable contracts, obeying the current legislation and norms.

Respect for the others creates an excellent work environment, avoiding all forms of embarrassment to oneself and the others.

Sadia does not condone, in any shape or form, from its employees, its suppliers, and other parties with which it has business relationships:

•      The use of child labor and the work of children under 16, except when they are hired as “underage apprentice” (from 14 to 18, according to the applicable legislation);

•      The exploration of slave work, forced labor through intimidation and/or not remunerated;

•      Conduct that causes embarrassment or is disrespectful towards one’s subordinates or other people in the company, such as offensive words, intimidation, sexual harassment, and psychological or physical aggression;

•      Any type of discrimination or prejudice involving age, race, color, nationality, sex, politics, religion or belief, and handicap;

•      The consumption of alcoholic beverages or illegal drugs, nor being under their influence during the working day or when working for the company.

2. With unions:

Sadia acknowledges the legitimacy of the unions and respects their initiatives and practices. We are always ready to negotiate in any situation, looking for solutions that please all the involved people.

•      We are a democratic company and we respect the right of the employee to filiate to his professional category union or to which the company is associated, as long as he does not use for this purpose company’s resources, goods, and the brand;

•      We keep direct contact with our employees in the issues that involve labor relationships;

•      The contributions made by Sadia and its employees to the unions, spontaneous or compulsory, are established by the Brazilian legislation;

•      We allow the presence of the union representatives or representatives of the categories in our facilities, as long as they request a prior authorization and respect the Good Manufacturing Practices (GMP) and the sanitary requirements.

3. With shareholders, potential investors and analysts

If there is a request for communication with shareholders and investors, contact the Relationship with Investors area (ri@sadia.com.br).

This area is prepared to communicate in a precise, transparent and opportune manner, allowing that shareholders and investors follow the activities and performance of the company through information that is legally available to the market in the manner established by the Brazilian CVM (an agency like the U.S. SEC — Security and Exchange Comission).

We must be careful and keep in absolute secrecy the information on Sadia’s projects, businesses, activities, and results that have not yet been divulged to the market and that may interfere in the quotation of the shares of the company in the stock market, influence the market and/or investment decisions.

4. With clients and consumers

Our clients and consumers are the reason and the inspiration for us to produce increasingly better products and to offer incomparable services.

Food safety is a commitment of the company. All the employees involved in production activities must know the basic tools (GMP1, SSOP2 and HACCP2) to keep the safety of the food and commit themselves to follow them permanently.

We expect to constantly increase our credibility with our clients and consumers, committing ourselves to:

•      Be honest in our relationships, dealing with people with efficiency and courtesy;

•      Deliver what we promise;

•      Not to sacrifice in any way the quality of our products, services, or brand;

•      Not to use the name Sadia in our own benefit or in the benefit of other people;

•      Keep the established and expected standard for the products and services, for it is our certificate of quality guarantee;

•      Be concerned for their interests, helping them to solve problems and sending their requests and complaints to the adequate areas of the company;

•      be open to criticism and contributions in the constant quest for the improvement of the quality of our products and services.

1 Good Manufacturing Practices (GMP)

2 Sanitation Standard Operating Procedure (SSOP)

3 Hazard Analysis and Critical Control Points (HACCP)

5. With suppliers, service providers, and business partners

Sadia considers the transparency and impartiality in the development of suppliers, service providers and partners, basing its decisions in technical factors, in the quality of products and services, as well as in the deadlines and business conditions, based in ethical principles to preserve the mutual trust.

•      We offer equal opportunity to all;

•      We follow the standards defines in Sadia’s hiring policies;

•      We stimulate them to adopt management policies that respect human dignity, ethics, and the environment preservation;

•      We consider them an extension of our company, so we must have a respectful, lasting and trusting relationship;

•      We require a permanent improvement in the productivity of their processes, as a way to guarantee our competitivity and contribute to their preservation;

•      We expect that they have an exemplar behavior and that they follow the precepts and expectations of this Code of Ethics and that they obey all the current legislation applicable to their businesses.

6. With the Environment and Local Communities

Sadia adopts the policies of environmental management, and, thinking of the future generations, stimulates the propagation of the concept of sustainable development, where the company, as its main agent, must be economically viable, socially just, and environmentally correct. The preservation of the natural resources and the respect to the communities in which we work are basic presuppositions.

•      We stimulate actions aimed to the formation of citizenship through the sustainable development in the areas in which we operate;

•      We develop, promote, and support programs of environmental awareness and education with clients, suppliers, employees and the community;

•      We must set the example in our own company, promoting the rational use of the natural resources, the preservation of the environment, the recycling, and the reduction of organic matter and waste;

•      We keep our teams trained and qualified to promote the continuous improvement of the environment;

•      We stimulate this environment preservation culture for the families of our employees.

7. With the government agencies and political activities

All Sadia’s employees must act with honesty, transparency and integrity in the necessary contacts with organs and/or entities of the public sector due to the activities of the company.

Sadia does not authorize in the relationship of its employees with public agents:

•                  The concession of advantages and/or privileges of any sort and modality due to the position occupied;

•                  Make contributions or give presents to government representatives, political parties or candidates, except in the conditions defined by law and as long as authorized by the competent area;

•                  Support the participation in campaigns or political activities and/or parties using Sadia’s name and prestige without an authorization by the competent area.

•                  Any contact, contribution or support of institutional nature involving a person, an organ, or a public entity, must be authorized by the Chief Executive Officer.

8. With the market and competitors

Sadia believes that loyal competition is a constant incentive for the innovation and search for excellence in the quality of its products and services. However, the employees are forbidden to divulge information or discuss with competitors plans for the commercializing, promotion, and divulging of its products and services.

9. With the press

Sadia keeps an open channel with the press in general, making available all the information necessary to clarify and divulge its activities.

It is the duty of all the employees and service providers of the Company to watch over Sadia’s institutional image, business reputation, brands, and products. Any contact with any press organ shall be, mandatorily, authorized by the Corporate Communication Support:

•                  Never give information and/or interviews without authorization;

•                  Tell your suppliers that they are not authorized to divulge any project without Sadia’ s authorization;

•                  Do not talk about the company projects in public areas (airplanes, restaurants, etc) for you never know who’s eavesdropping;

•                  When you identify any incorrect publication of data or news that affect Sadia’s image, immediately inform the Corporate Communication Support.

10. With class associations and entities

Sadia acknowledges the importance and supports the participation of its managers in the class associations and entities to which it is affiliated, aiming not only the defense of the company interests but also the integration of its employees in the industrial, technical and scientific communities.

It’s the Chief Executive Officer’s responsibility to take care of Sadia’s information that may be dealt with by the managers and employees with the class associations and entities, and forums in general.

11. With the international community

Sadia is present in several international markets, with different policies and norms in relation to its business.

We stimulate the respect and the integration to different cultures and believe that diversity is a competitive advantage for the business.

Respecting the cultural particularities of each country and region, this Code and the principles that guide it must be integrally followed by all the administrators and employees, expatriates or local.

II. Conflict of interests

The following behavior shall not be acceptable from Sadia’s employees and administrators, and will be considered extremely serious in terms of labor laws, contract and partnership regulations:

1. Private interests:

•                  Use the prestige of the position or the name of the company for one’s own benefit or of other people;

•                  Develop, parallel to one’s work in the company, directly or indirectly, competing activities and/or activities competing with Sadia’s businesses, without Sadia’s written authorization, except the ones of academic nature;

•                  Be the owner or a partner of a company or any economic activity that may represent a conflict of interests.

2. Information safety and intellectual property

Use or share with third parties, without the company authorization, confidential information that is intellectual or immaterial property of Sadia or one of its suppliers or clients. This includes secrets of industry, processes, products, formulas, technology, know-how, inventions, improvements, electronic systems, copyrights, as follows:

•                  Divulge or use inadequately privileged and/or relevant information of the company with the objective of gaining personal advantage or for a third party’s benefit;

•                  Divulge information that is not official (gossip) of any type;

•                  Leave confidential documents exposed to general view, on tables, fax machines or copy machines;

•                  Give lectures, participate in seminars or academic research on Sadia’s processes and businesses without authorization of one’s immediate superior and area director.

If there is the need to use Sadia S.A. logo in high visibility materials, contact the person responsible for the Corporate Brand in the Marketing Department (marca@sadia.com.br). This area will evaluate the possibility of utilization of the logo, formally authorizing the person interested.

3. Assets and resources of the company

Use company equipment, resources and electronic means (e-mail, Internet, etc.) for non authorized purposes, disobeying Sadia’s internal policies and norms.

II. Conflict of Interests

4. Negotiation of company shares

Negotiate, due to position or access to privileged information, shares issued by Sadia in the periods of legal impediment, infringing the applicable legislation (CVM) and internal norms of the Organization*.

*Doubts may be solved by the Market Relations Management (GRM) (Contact: ri@sadia.com.br)

5. Employees that are relatives

•                  Employing close relatives* that have not been evaluated by the Human Resources area and competed in equal conditions with other candidates;

•                  Having as direct subordinate, within the same hierachic line, up to twice removed relatives*.

* the following are considered relatives: spouse, up to twice removed blood relatives: parents, offspring, grandparents, grandchildren, siblings, uncles and aunts and cousins, spouses, parents-in-law and siblings-in-law.

6. Related parties

•                  Hiring, using one’s influence or position, an operation with Sadia or company under one’s control — that may, in the manner of the law, be characterized as “Transaction between the Related Parties”;

•                  Operations of this sort shall be considered exceptional and shall depend on a previous consultation to the Controller, Administrative and IT area, being based on a formal contract and performed in equalized market conditions.

7. Presents, Gifts, Favors and related items

•                  Receiving presents, benefits or advantages of any sort and type (leisure trips, tickets, financial compensation, etc.) from suppliers, clients, partners or competitors.

•                  Only promotional/institutional presents may be accepted (that is, with no commercial value) or goods whose aggregated value does not exceed 1 (one) national minimum wage. Above this amount the gifts must be returned with a thank you (verbal or written).

•                  Being invited by suppliers, clients, partners or competitors to participate in presentations, courses, speeches, and related activities, unless they are related to the company interests and approved by the immediate superior and area Director.

8. Donations and Sponsorships

•      Sponsorships and donations must be integrated to Sadia’s institutional and market interests, improve the corporate image of the company and take into consideration the benefits generated to the community and may be done with the Chief Executive Officer’s approval.

III. Financial Information and Accounting Records / Integrity of the Reports

Sadia keeps adequate accounting and internal control systems to insure the trustworthiness of the financial and patrimonial situation and results of the company.

All operations and businesses performed by Sadia are, and shall remain, supported by its respective documentation and are, and must be, immediately registered in the official books and registry of the company, following the law and the accepted accounting principles to the letter. (BR GAAP and US GAAP).

Each employee must act in good faith and with extreme care to insure the complete, precise, opportune, and transparent divulging of the information, financial reports, and documents that Sadia present or submit to the CVM, as well as in all other official communication of the company to the market.

IV. Ethics and Behavior Management

1. Ethics Committee

The Ethics Committee is formed by members of the Board of Directors and managers of the company and is responsible for:

•      Revising periodically the Code of Ethics of the company;

•      Analyzing the reports on violations of the Code of Ethics that are sent to them by the Ethics and Behavior Committee;

•      Examining the most serious cases of violation of the Code of Ethics, submitting them to the Board of Directors for decision making;

•      Deliberation about doubts on the interpretation of the Code of Ethics text as well as in eventual ethical dilemmas.

2. Ethics and Behavior Committee

The Ethics and Behavior Committee is the executive organ formed by representatives of the Internal Audit, Human Resources, and Juridical areas, responsible for the monitoring and measuring of the divulging procedures and application of this Code of Ethics in the company and its precepts with its suppliers and commercial partners, to insure its obeisance and effectiveness.

It’s the Ethics and Behavior Committee’s responsibility to analyze the infractions and violations of this Code, recommending to the Chief Executive Officer or to the Ethics Committee, in the most serious cases, the application of disciplinary and legal sanctions.

It’s also the Ethics and Behavior Committee’s responsibility to permanently evaluate the dispositions of this Code, and, whenever necessary, propose modifications to the Ethics Committee.

3. Sanctions / Penalties

The infractions to the Code of Ethics shall subject their authors to disciplinary measures and/or penalties, based on the labor, civil, or criminal law.

4. Behavior towards Code of Ethics doubts or violations

Following Sadia’s Code of Ethics and obeying its values is basic to support everyone’s alignment to the company expectations, to obtain better results based on the same principles and guarantee Sadia’s Culture.

It is expected that all company employees and administrators be committed to the fulfillment of what is stipulated in this Code of Ethics and denounce the inadequate behavior through the “Integrity Hotline”, a Sadia’s direct communication channel with all the employees, which is free and insures to the caller total confidentiality.

INTEGRITY HOTLINE

601-3700 or +55(11)2117-3700

V. Approval, term, and divulging

1. Approval and Term

This code of ethics was approved by Sadia’s Board of Directors during the meeting of January 31, 2006, and is deemed valid from the date of its divulging.

2. Divulging

This Code of Ethics shall be fully divulged to all employees, suppliers and business partner, and its knowledge be part of contracts in the case of suppliers and a term of responsibility be filed with the employees’ documentation.

All the newly hired employees shall be informed of this code of ethics during the process of integration to company.

Responsibility and commitment term of adhesion to the Code of Ethics of Sadia S/A.

I hereby declare that I have received, I took knowledge of the entire text, that I agree to all the terms and conditions and I commit myself to fulfill and to watch over for the integral and permanent observance of this Code of Ethics.

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